Exhibit 10.4

SERVICES AGREEMENT

by and between

XBP EUROPE, INC.

AND

EXELA TECHNOLOGIES BPA, LLC

dated as of November 29, 2023

i

ii

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into as of November 29, 2023 (the “Effective Date”), by and between XBP Europe, Inc., a Delaware corporation (“Recipient”) and Exela Technologies BPA, LLC, a Delaware limited liability company (“Provider”) whose sole member is Exela Technologies, Inc., a Delaware corporation (“ETI”). Provider and Recipient are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and Recipient have entered into that Agreement and Plan of Merger, dated as of October 9, 2022 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged into Recipient and Recipient will become a wholly-owned subsidiary of Acquiror;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, Recipient was an indirect, wholly-owned Subsidiary of ETI, and certain subsidiaries of Provider provided services to Recipient and its Subsidiaries; and

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, following the Effective Date, Provider will provide or cause to be provided to Recipient the Historical Services and related Deliverables to Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.  Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, capitalized terms which are defined herein shall have the meanings ascribed to them herein, including the following terms which shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” means all confidential or proprietary information and documentation of either Party made available to the other Party under this Agreement, including, without limitation, information that (i) is or becomes publicly available other than as a result of an unauthorized disclosure by the receiving Party or its Affiliates or Representatives, (ii) is already in the receiving Party’s lawful possession and is not subject to any confidentiality restrictions, but subject, to the extent applicable, to the confidentiality obligations set forth in the Merger Agreement, (iii) is or becomes available to the receiving Party on a non-confidential basis from a Third Party source that, to such receiving Party’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iv) is independently developed by the receiving Party without use of the Confidential Information.

“Deliverables” means all Technology, work product, and other materials provided, created, or developed by or on behalf of Provider as part of the provision of the Services or its performance under this Agreement.

“Highly Sensitive Personal Information” means an (i) individual's government-issued identification number (including Social Security number, driver's license number, or state-issued identification number); (ii) financial account number, credit card number, debit card number, or credit report information, with or without any required security code, access code, personal identification number, or password that would permit access to an individual's financial account; (iii) biometric, genetic, health, medical, or medical insurance data; or (iv) geolocation data.

“Personal Information” means all tangible and intangible information provided or accessed hereunder about an identifiable or identified natural person associated with either Party or its Affiliates, that (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); or (ii) can be used to identify or authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, health, genetic, medical, or medical insurance data, answers to security questions, an individual's internet activity or similar interaction history, inferences drawn from other personal information to create consumer profiles, geolocation data, an individual's commercial, employment, or education history, and other personal characteristics and identifiers), in case of both subclauses (i) and (ii), including, without limitation, all Highly Sensitive Personal Information..

“Representative(s)” shall mean (a) with respect to Provider, Provider, its Subsidiaries (other than Recipient and its Subsidiaries) and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized by Provider to provide Services under this Agreement, and (b) with respect to Recipient, Recipient, its Subsidiaries and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to perform any obligations on behalf of Recipient pursuant to this Agreement.

“Subsidiary” means, with respect to an entity, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Technology” means, collectively, any software, software code (in any form, including Source Code), and any other technology.

“Third Party” means any Person other than Provider, Recipient or their respective Affiliates or Representatives.

Section 1.2.  Definition Cross-References. The following terms shall have the meaning ascribed to them in the corresponding Section of this Agreement.

Defined Term	Where Defined
Accessing Party	Section 8.1
Acquiror	Preamble
Additional Service	Section 2.3
Agreement	Preamble
Effective Date	Preamble
ETI	Preamble
Force Majeure Event	Section 13.1
Historical Services	Section 2.1(a)
Host	Section 8.1
Initial Service Term	Section 4.1(a)
Licensee	Section 7.2
Licensor	Section 7.2
Merger Agreement	Preamble
Merger Sub	Preamble
Nonparty Affiliates	Section 14.9
Parent	Preamble
Parties	Preamble
Party	Preamble
Payment Period	Section 5.2(a)
PBRM	Section 6.1(b)
Permits	Section 2.7(a)
Provider	Preamble
Restricted Period	Section 12.1
Restricted Person	Section 12.1(b)
RBRM	Section 6.2(b)
Recipient	Preamble
Sales and Service Taxes	Section 5.5(a)
Service Term.	Section 4.1(a)
Services	Section 2.1(a)
Services Schedule	Section 2.2
Systems	Section 8.1
Term	Section 5.4
Unauthorized Access	Section 9.2

Section 1.3.  Interpretation. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The words “include,” “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

ARTICLE II.
SERVICES

Section 2.1.  General.

(a)  Provider shall provide, or cause its Affiliates or their respective Representatives or permitted subcontractors to provide to Recipient and its Subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided by Provider and its Subsidiaries to Recipient and its Subsidiaries during the twelve (12) months prior to the Effective Date (the “Historical Services” and, together with any Additional Services and in each case any related Deliverables, the “Services”) for the periods and on the terms and conditions set forth in this Agreement.

(b)  Provider may use Third Party contractors or subcontractors to perform the Services to the extent it has historically used such Third Party contractors or subcontractors to provide Historical Services to the Recipient, or it uses such Third Party contractors or subcontractors to provide services to its own similarly situated business. If none of the foregoing is applicable, then Provider shall obtain the prior written consent of Recipient before using such Third Party contractors or subcontractors to provide the Services, such consent not to be unreasonably withheld, conditioned or delayed. Provider shall retain responsibility for the provision of the Services as provided in this Agreement.

Section 2.2.  Services Schedule. The schedule of Services and related Deliverables attached to this Agreement as Schedule A (the “Services Schedule”) sets forth the following information for one or more Services:

(a)  a description of the Service and any related Deliverables to be provided;

(b)  the time period during which the Service and any related Deliverables will be provided;

(c)  the fees payable by Recipient for such Service and related Deliverables, including, where applicable, the methodology used by Provider to determine such fees; and

(d)  any other terms uniquely applicable to such Service and related Deliverables.

To facilitate the performance of the Services, the Parties may choose from time to time, but are not required, to agree to amendments and supplements to the Services Schedule.

Section 2.3.  Additional Services. Provider shall also respond in good faith to any reasonable request by Recipient for access to any additional services, access to facilities, personnel, equipment, software and hardware or other assistance that are not currently contemplated in the Services Schedule (each, an “Additional Service”). Recipient and Provider shall negotiate in good faith to determine if Provider can provide Additional Services, and, if Provider is commercially reasonably able to provide Additional Services, the Additional Services will be provided by Provider under the terms and conditions to be mutually agreed upon after good faith negotiations between the Parties hereto, and the Services Schedule shall be amended to include such Additional Services. Any Additional Services so provided by or on behalf of Provider shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on the Services Schedule as of the date hereof.

Section 2.4.  Nature of Services.

(a)  Provider shall provide, or procure the provision of, the Services (including the related Deliverables) in compliance with Law and in a professional and workmanlike manner that is generally consistent with, and reflects, the same standard of care (including in respect of the Deliverables) as Provider historically provided to Recipient during the twelve (12) months prior to this Agreement.

(b)  In no event shall Recipient be entitled to increase its use of any of the Services above the level of use in the twelve (12) months preceding the date of this Agreement without the prior written consent of Provider. Such usage above historical levels shall be treated as Additional Services pursuant to Section 2.3. Provider will be excused from meeting the standard of services set forth in this Section 2.4 to the extent its inability to meet such standard is directly due to Recipient’s: (i) failure to meet its cooperation obligations under this Agreement in any material respect; (ii) gross negligence; or (iii) willful misconduct.

(c)  During the time any employees of Provider or any of its Affiliates are providing the Services under this Agreement, (i) such employees shall be under the direction, control, and supervision of, Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient or its Affiliates for any purpose, and (ii) Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.

(d)  For the avoidance of doubt, nothing in this Agreement prevents Recipient, during the Term, from (i) obtaining any of the Services from any other Person, (ii) providing any such Services to itself or through its Affiliates and/or (iii) terminating any Service in whole or in part, in accordance with Section 4.2(a).

Section 2.5.  Use of Services. Provider shall not be required to provide the Services to any Person other than Recipient, Recipient’s Subsidiaries, or their respective Representatives, and shall not be required to provide Services in connection with anything other than the operation of the business of the Recipient and its Subsidiaries after the Effective Date. Recipient shall not and shall not permit its or any of its Subsidiaries or its or its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party except as stated herein.

Section 2.6.  Third Party Consents. If (a) Provider’s provision of any Service requires any license or services provided by a Third Party, and (b) Provider’s Contract with the applicable Third Party for the Service does not permit such Third Party license or service to be provided by or passed through to Recipient, then Provider will use reasonable best efforts to secure the consent of such Third Party to provide Recipient with access to such Third Party license or Service, as applicable, in accordance with the terms and conditions of this Agreement. If Provider is unable to secure the consent of the applicable Third Party using its reasonable best efforts, then, Provider and its Affiliates shall cooperate with Recipient to identify and provide appropriate reasonable alternatives to the impacted Services.

Section 2.7.  Permits.

(a)  Provider has, and shall maintain during the Term, all material licenses, authorizations, permits and qualifications from governmental entities (“Permits”) that Provider is required to maintain under Law in order to perform the Services in the manner required by this Agreement. The costs of any such Permits shall be borne by Recipient to the extent the Permit is required exclusively for the provision of Services (or the Permit is not required solely for provision of the Services, on a pro-rated basis, calculated based on usage on behalf of Recipient).

(b)  If Provider is prevented from providing, or causing to be provided, any Service because providing such Service or causing it to be provided would violate any Law, Provider shall promptly notify Recipient of such issue and the Parties shall cooperate and act in a commercially reasonable manner to obtain mutually satisfactory alternative equivalent services until the expiration of the Term for the applicable Service, with any applicable additional costs being borne by Recipient and agreed in writing by the Parties in advance.

(c)  If Recipient or Provider receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or other action by or on behalf of any governmental entity relating to the Services, Recipient or Provider, as the case may be, shall promptly notify the other Party to this Agreement thereof, whereupon the Parties shall cooperate and act in a commercially reasonable manner to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1.  Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)  it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)  it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d)  when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such Party in accordance with its terms.

Section 3.2.  Provider Representations and Warranties. Provider represents and warrants to Recipient that:

(a)  it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner and shall devote adequate resources to meet its obligations under this Agreement;

(b)  it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;

(c)  to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, the execution and delivery by Provider of this Agreement and the performance by Provider of the Historical Services, will not result in any violation of, or conflict with, any material Contract to which Provider or ETI is a party;

(d)  Recipient will receive good and valid title to all Deliverables delivered to it hereunder, free and clear of all encumbrances and liens of any kind; and

(e)  to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, none of the Historical Services and related Deliverables infringe or will infringe any intellectual property rights of any Third Party;

(f)  as of the date of the Merger Agreement, there are no pending or, to Provider's or to ETI’s knowledge, threatened claims, litigation, or other proceedings pending against Provider by any Third Party based on an alleged violation of such intellectual property rights.

ARTICLE IV.
TERM AND TERMINATION

Section 4.1.  Term.

(a)  Provider shall be obligated to provide, and Recipient shall be obligated to pay for each Service during its applicable “Service Term.” The “Initial Service Term” for each Service shall be twelve (12) months following the Effective Date or such other period as may be set forth in the Services Schedule. The Services Term shall continue beyond the Initial Service Term until terminated pursuant to this ARTICLE IV.

(b)  This Agreement shall terminate with respect to any Person comprising Recipient at such time as such Person is no longer a Subsidiary of Acquiror.

(c)  This Agreement shall terminate at such time as there is no remaining Services Term for any Services.

Section 4.2.  Early Termination.

(a)  Recipient may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least three (3) months’ prior written notice to Provider (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed).

(b)  Provider may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least six (6) months’ prior written notice to Recipient (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed), provided that no such notice may be delivered until at least six (6) months from the date of this Agreement.

(c)  Either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of the breach, provided that if the applicable breach is incapable of cure then the non-breaching Party may terminate this Agreement with immediate effect. Recipient hereby acknowledges and agrees that any breach by any of its or its Affiliates’ Representatives or authorized subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Recipient of such term or condition. Provider hereby acknowledges and agrees that any breach by its or any of its Affiliates’ Representatives or permitted subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Provider of such term or condition.

Section 4.3.  Effect of Termination.

(a)  Upon termination of the Service Term for any Service, the Provider shall no longer be required to provide, and Recipient shall no longer be required to pay service fees in respect of, the applicable Service; provided, that such termination shall not relieve Recipient from payment of: (i) fees due and owing for Services actually provided prior to termination, and (ii) solely for Services that are not scheduled, the pro-rata portion of any residual pass-through costs incurred under Third Party agreements that were required to be renewed for the Services prior to Recipient’s termination to the extent allocated to Recipient.

(b)  Upon termination or expiration of this Agreement or the expiration of the Services, Provider shall (i) provide such assistance as Recipient may reasonably require to effect a full and orderly transfer of such Services to Recipient or to a Third Party designated by Recipient, and (ii) subject to the other limitations set forth in this Agreement and any other agreement among the Parties, Provider shall provide to Recipient or to such Third Party, in the form reasonably requested by Recipient, the information or documents required to perform such Service; and Recipient shall pay for such assistance and provision of information pursuant to Section 5.1. Each Party shall promptly return to the other Party all of the other Party’s materials, property and Confidential Information. Each of Provider and Recipient shall promptly discontinue all use of the other’s information technology systems. For the avoidance of doubt, neither Party shall be required to return or destroy any information contained in archive or backup copies that are not readily available for, and are not used for, business use.

(c)  The provisions of this Section 4.2, ARTICLE V (for amounts outstanding as of such termination or expiration), and Articles VII through XIV, shall survive the termination or expiration of this Agreement.

ARTICLE V.
PAYMENT TERMS AND TAX MATTERS

Section 5.1.  Charges for Services. Recipient shall pay to Provider (or to the applicable Provider Subsidiary) for each Service, an amount equal to (a) for those Services set forth on the Services Schedule, the amount determined pursuant to the methodology set forth on the Services Schedule, and (b) for all other Services: (i) Provider’s (or the applicable Provider Subsidiary’s) actual cost, including reasonably allocated employment costs and overhead costs (allocated consistently with what has been disclosed to Recipient prior to the date of this Agreement) and the pass through of reasonable out-of-pocket costs (collectively, “Cost”); plus (ii) (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of the Cost set forth in clause (b)(i), or (y) with respect to all other Services an amount equal to eight percent (8%) of the Cost set forth in clause (b)(i).

Section 5.2.  Payment Terms.

(a)  Provider shall invoice Recipient monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Subject to Section 5.3, Recipient shall pay Provider for all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor (the “Payment Period”). Except in the case of a good faith dispute, any payment not paid within ten (10) days after the expiration of the Payment Period shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to ten percent (10%). Failure to pay undisputed material amounts due hereunder pursuant to the terms of this Agreement following expiration of the applicable cure period is agreed by the Parties to be a material breach and Provider may terminate this Agreement under Section 4.2(c).

(b)  Notwithstanding anything herein to the contrary, if Recipient disputes in good faith the accuracy or legitimacy of any invoice, it shall promptly notify Provider of such dispute and pay any undisputed portion of the invoice. Disputes shall be resolved in accordance with the procedures set forth in Section 5.3. For the avoidance of doubt, non-payment by Recipient of an amount disputed in good faith shall not be a breach of this Agreement.

Section 5.3.  Disputes. Should Recipient reasonably and in good faith contest any invoice (or any part thereof) or should any Party have any other dispute under this Agreement, the disputing Party shall notify the other Party in writing of such dispute and provide the other Party with a detailed description of the basis for such dispute, and in the case of a disputed invoice, prior to the payment due date for the applicable invoice. Promptly upon the Party’s receipt of notice of such dispute, the PBRM and RBRM (in each case, as defined below) shall meet and attempt, in good faith, to resolve such dispute. If they cannot do so within fifteen (15) days then the dispute shall be elevated to senior officers of each Party. If such officers cannot resolve the dispute within fifteen (15) days, then each Party shall be free to pursue such remedies as may be available at law. The foregoing shall not restrict either party from pursuing equitable remedies at any time.

Section 5.4.  Records and Audit Rights. During the term of this Agreement (the “Term”) and for three (3) years thereafter, Provider shall keep supporting documentation of all costs incurred in providing the Services that are invoiced to Recipient hereunder. To the extent not prohibited by Law, Provider and its Affiliates shall permit Recipient, during regular business hours and upon reasonable advance notice to Provider, to have access to such supporting documentation with respect to each invoice to permit an audit of the fees charged pursuant to this Agreement. Access to such supporting documentation shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses. Such audits may not be conducted more than once per calendar year of the Term (or the three (3) year period thereafter) and any Person conducting such audit shall agree in writing to any of the Provider’s confidentiality policies.

Section 5.5.  Taxes.

(a)  Subject to the first sentence of Section 5.5(b), Recipient will pay and be liable for all applicable sales, use, service, valued added tax, lease use, transfer, consumption or similar taxes (the “Sales and Service Taxes”) levied against or upon it (i) measured by the cost of Services provided to Recipient under this Agreement, or (ii) measured by the Provider’s or its Affiliates’ cost in acquiring property or services used or consumed by Provider and its Affiliates in providing Services under this Agreement, whichever is lower. Such taxes will be payable by Recipient to Provider (unless payable directly to the applicable taxing authority) in the manner set forth in Section 5.2 or as otherwise mutually agreed in writing by the Parties and under the terms of the Law which governs the relevant Sales and Service Tax. At least ten (10) days before the due date for any return with respect to Sales and Services Taxes, Provider shall provide to Recipient (x) a computation providing by Provider of the Sales and Service Taxes payable, identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (y) a valid and customary invoice under the terms of Law for each Sales and Service Tax. If Provider complies with the terms of this Section 5.5 regarding the payment of Sales and Services Taxes, it shall not be liable for any interest, penalties or other charges attributable to its improper filing relating to Sales and Services Taxes or late payment or failure to remit Sales and Services Taxes to the relevant tax authority. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Agreement, and of any pending tax audit or other proceeding that could lead to the imposition of Sales and Services Taxes payable under this Agreement. Recipient shall have the sole right to control, contest, resolve and defend against any matters relating to Sales and Services Taxes for which it is responsible pursuant to this Section 5.5, and shall be entitled to any refund of such taxes received by the Provider, net of any taxes incurred by Provider in connection with the receipt of the refund.

(b)  Each Party shall pay and be responsible for its own personal property taxes, franchise taxes, and taxes based on its own income (including withholding tax) or profits or assets. Payments for Services or other amounts under this Agreement shall be made net of withholding taxes and such withholding taxes shall be treated for purposes of this Agreement as paid to the Provider; provided, however, that if Provider believes that a reduced rate of withholding applies or Provider is exempt from withholding, the Recipient shall only be required to apply such reduced rate of withholding or not withhold if Provider provides Recipient with evidence satisfactory to Recipient that a reduced rate of or no withholding is required. Satisfactory evidence for this purpose may include rulings from, or other correspondence with tax authorities and tax opinions rendered by qualified persons satisfactory to Recipient, to the extent reasonably requested by Recipient. Recipient shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that Recipient receives a refund of any amounts previously withheld from payments to Provider and remitted, Recipient shall surrender such refund to Provider, net of any taxes incurred by Recipient in connection with the receipt of the refund.

ARTICLE VI.
SERVICE RESPONSIBILITIES

Section 6.1.  Responsibilities of Provider.

(a)  Provider will (i) provide Recipient with reasonable access to information and personnel of Provider to the extent reasonably necessary for the Services; and (ii) provide reasonable technical assistance and training to Recipient personnel for purposes of transitioning the Services.

(b)  During the Term, Provider agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Recipient may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Provider’s part; (iii) who will be reasonably accessible to Recipient; and (iv) who will remain knowledgeable about Provider’s policies and procedures in connection with the provision of the Services. Such Provider contact is referred to herein as the Provider Business Relationship Manager (“PBRM”). Provider may change its PBRM from time-to-time upon prior, written notice to Recipient.

(c)  Provider shall perform its obligations under this Agreement in compliance with all Laws applicable to Provider in its capacity as a Third Party provider of the Services to Recipient, including all data privacy Laws, standards, regulations, and privacy policies of Recipient, and shall cause all of its Affiliates and its and their Representatives and permitted subcontractors, to so comply.

(d)  When on the property of Recipient, Provider shall comply with all policies and procedures of Recipient concerning health, safety, and security which were applicable during the twelve (12) month period before the Effective Date or which are made known to Provider in advance in writing.

(e)  When given access to Recipient's books, records, personnel or assets, Provider shall comply with the confidentiality and security procedures established by Recipient and made known to Provider in advance in writing.

(f)  To the extent not prohibited by Law, Provider shall permit Recipient and its Subsidiaries (and their respective Representatives), during regular business hours and upon reasonable advance notice to Provider, for purposes of the preparation or examination of Recipient’s governmental, regulatory and tax filings and financial statements and the conduct of any pending litigation, arbitration or dispute resolution that is not against Provider or its Affiliates, to examine and make copies of the books and records of Provider, with respect to the Services; provided, that any such books and records or other information that are subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible; provided, further, however, that if any such access or disclosure is limited due to obligations of confidentiality or non-disclosure as described in the preceding proviso, Provider shall use reasonable best efforts to obtain consent from the required Person under such confidentiality or non-disclosure obligation in order to provide Recipient with timely access to the fullest extent possible to such information as described in this Section 6.1(d). Access to the books and records shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses.

Section 6.2.  Responsibilities of Recipient.

(a)  During the Term, Recipient agrees to (i) provide Provider with reasonable information and documentation necessary for Provider to perform the Services; and (ii) otherwise use commercially reasonable efforts to cooperate with Provider in respect of the Services.

(b)  Recipient agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Provider may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Recipient’s part; and (iii) who will be reasonably accessible to Provider. Such Recipient contact is referred to herein as the Recipient Business Relationship Manager (“RBRM”). Recipient may change its RBRM from time-to-time upon prior, written notice to Provider.

(c)  Recipient shall comply, and shall cause its Subsidiaries and their respective Representatives to comply, with all applicable Laws in connection with its receipt of the Services, including data privacy Laws, standards and regulations and any privacy policies of the applicable Party.

Section 6.3.  Mutual Responsibilities. The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such reasonable cooperation shall include: mitigating and resolving technical and business issues, and requiring its personnel to obey security regulations and procedures and other published policies of the other Party applicable to the Services.

ARTICLE VII.
INTELLECTUAL PROPERTY

Section 7.1.  Existing Ownership Rights Unaffected. Except as set forth in Section 7.2 and Section 7.3, nothing herein shall be construed to grant either Party any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property or other proprietary rights owned by the other Party or its Affiliates. Except as set forth in Section 7.2 and Section 7.3, no license, title, ownership, or other intellectual property or proprietary rights are transferred to Recipient or any Recipient Representative pursuant to this Agreement, and Provider retains all such rights, titles, ownership and other interests in all software, hardware, systems and resources it uses to provide the Services. Recipient shall retain all of its right, title and interest in and to all of Recipient’s intellectual property and proprietary materials, including all software, hardware, systems and resources that Provider may use or access in the course of providing the Services hereunder, and, except as set forth in Section 6.2, nothing herein shall be construed to grant any ownership or other right or license in the foregoing to Provider.

Section 7.2.  Licenses. Only to the extent such rights have not been previously granted pursuant to a separate agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) a non-exclusive, revocable, non-transferable (except as provided in Section 14.4), non-sublicensable (except as expressly permitted herein), royalty-free, worldwide license to use any intellectual property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor and its Affiliates in connection with this Agreement solely to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Provider is not required to grant any rights to Recipient in respect of intellectual property owned by a Third Party if, after using reasonable best efforts (as contemplated by Section 2.6), Provider is unable to obtain the consent of such Third Party to such grant.

Section 7.3.  Work Product. To the extent that Provider and Recipient, in their sole discretion, agree to amend the Services Schedule to provide that Provider shall develop work product exclusively for Recipient, or if any work product is developed using the equipment, supplies, facilities or trade secrets of Recipient:

(a)  all right, title and interest in and to such work product and all intellectual property rights created by Provider pursuant to this Agreement will be owned by Recipient immediately upon their creation, and the work product shall be deemed a “work made for hire” (as such phrase is defined in 17 U.S.C. §101) for Recipient; and

(b)  if any such work product does not qualify as a work made for hire for any reason, Provider hereby assigns all right, title and interest in such work product to Recipient, including: (i) all copyrights, patents, trade secrets, and other similar intellectual property rights and other rights that may be hereafter vested relating to the work product, arising under any U.S. or any other law, together with all national, foreign, state, provincial and common law registrations, applications for registration, and renewals and extensions thereof; (ii) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued.

Provider shall ensure that ETI and its Affiliates, and its and their respective Representatives, comply with the terms of this Section 7.3.

ARTICLE VIII.
SYSTEM ACCESS AND PRIVACY

Section 8.1.  System Access. Each Party (the “Host”) shall, upon the reasonable request of the other Party (the “Accessing Party”), provide the Accessing Party with access to its computer system(s) or software (collectively, “Systems”), solely to the extent (a) necessary in connection with the provision or receipt (as applicable) of the Services, (b) allowed under Law, (c) compliant with the Host’s confidentiality obligations to third parties, and (d) in accordance with this Agreement. At all times when the Accessing Party is given access to the Host’s Systems in connection with the performance of this Agreement, such Accessing Party shall comply with the security policies, procedures and requirements in connection with the access and use of the Host’s Systems, which the Host makes available to the Accessing Party in writing from time to time. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that it shall not access, or attempt to access, any of the other Party’s Systems, without the prior written consent of the other Party and shall enforce this obligation on its Affiliates, and each of their respective Representatives and subcontractors.

Section 8.2 Privacy.

(a)  In providing and receiving the Services, each Accessing Party shall, and shall cause its Affiliates, Representatives and subcontractors to, comply with the terms of this Agreement, Law and other applicable regulations and directives, and their respective applicable privacy policies with respect to privacy or data security relative to its creation, collection, receipt, transmission, storage, disposal, use, and disclosure of Personal Information, and shall maintain an information security program in place at least as comprehensive as the information security program in place as of the date hereof. Each Party shall take all appropriate administrative, technical and physical safeguards to protect the Systems and Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing.

(b)  Personal Information on Recipient Systems is Confidential Information of Recipient and not Confidential Information of Provider. In the event of a conflict or inconsistency between this Section and the confidentiality sections of this Agreement, the terms and conditions set forth in this Section shall govern and control. At a minimum, Provider shall have safeguards for the protection of Personal Information that include: (i) limiting access of Personal Information to its Affiliates, permitted subcontractors and their respective Representatives; (ii) securing business facilities, data centers, paper files, servers, backup systems, and computing equipment, including all mobile devices and other equipment with information storage capability; (iii) implementing network, application, database, and platform security; (iv) securing information transmission, storage, and disposal; (v) implementing authentication and access controls within media, applications, operating systems, and equipment; (vi) encrypting Highly Sensitive Personal Information stored on any media; (vii) encrypting Highly Sensitive Personal Information when transmitted; (viii) strictly segregating Personal Information from information of Provider or its other customers so that Personal Information is not commingled with any other types of information; (ix) conducting risk assessments, penetration testing, and vulnerability scans and promptly implementing, at Provider's sole cost and expense, a corrective action plan to correct any issues that are reported as a result of the testing; (x) implementing appropriate personnel security and integrity procedures and practices, including conducting background checks consistent with applicable Laws; and (xi) providing appropriate privacy and information security training to Provider's employees.

Section 8.3 Security Incidents.

(a)  The Accessing Party shall immediately notify the Host in writing upon becoming aware of any security incident that compromises either the security, confidentiality, availability or integrity of the Host’s System, Personal Information or Confidential Information. Notification provided to the Host shall include, if known, and to the Accessing Party’s knowledge as of the time of notice: (a) the general circumstances and extent of any unauthorized access or intrusion; (b) which Systems, Personal Information or Confidential Information were involved; (c) the Accessing Party’s plans for corrective actions to respond to the security incident; and (d) the steps taken to secure the data and preserve information for any necessary investigation. The notification required to be delivered to the Host shall be delivered promptly after the Accessing Party learns of any such actual, suspected or threatened security incident. The Accessing Party shall not unreasonably delay its notification to the Host for any reason, including, without limitation, investigation purposes. The Accessing Party shall, at its own expense, cooperate fully with the Host in investigating and responding to each security incident, including allowing immediate access to the Accessing Party’s facility by the Host and its investigator, to investigate, and obtain copies of data. The Accessing Party shall also, at its own expense, cooperate with the Host in responding to the security incident, notifying any affected individuals as required by applicable Laws, and seeking injunctive or other equitable relief against any Person involved in a breach or unauthorized use or access to the Host’s System, Personal Information or Confidential Information.

(b)  Each Party shall immediately notify the other Party upon becoming aware of any complaint in relation to its (or its Affiliates, or their respective Representatives or subcontractors) privacy and data security policies, or a breach or alleged breach of this Agreement relating to privacy and data security practices, in each case, as it relates to the Services.

ARTICLE IX.
CONFIDENTIALITY

Section 9.1.  Confidentiality. Each Party covenants that it will (a) accord the Confidential Information of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information, (b) not use such Confidential Information for any purpose, other than those stated in this Agreement, and (c) not disclose such Confidential Information to any Person, unless disclosure to such Person is reasonably necessary in connection with the provision or receipt of any Services and subject to a written confidentiality agreement containing protections comparable to those such Party would apply in connection with a comparable disclosure of its own Confidential Information, but in any event that includes protections no less restrictive than those set forth herein. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party, without liability for such disclosure, to the extent the disclosing Party demonstrates that such disclosure is (x) required to be made pursuant to applicable Laws, government authority, duly authorized subpoena, or court order, (y) to be made to a court or other tribunal in connection with the enforcement of such Party’s rights under this Agreement or to contest claims between the Parties, or (z) approved by the prior written consent of the other Party. Each Party will promptly notify the other Party, if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of the other Party, and will cooperate with the other Party (at the other Party’s expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information.

Section 9.2.  Unauthorized Acts. Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party full details of the Unauthorized Access and use reasonable efforts (at such other Party’s expense) to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party (at such other Party’s expense) in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a recurrence of any such Unauthorized Access. If at any time any Party determines that the other Party has disclosed Confidential Information in violation of this Agreement, that any unauthorized agent of another Party has accessed Confidential Information, or that another party or any of its agents has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such Party's Confidential Information, such Party may immediately terminate any such agent's access to the Confidential Information and notify the other Party. In addition, any Party shall have the right to deny personnel of another Party access to such Party's Confidential Information if such Party reasonably believes that any such agent poses a security concern.

Section 9.3.  Return of Confidential Information. Upon demand by a Party having disclosed Confidential Information at any time, including upon expiration or termination of this Agreement with respect to any Service, the Party receiving such Confidential Information shall promptly return or destroy, at the receiving Party's option, any Confidential Information. If such Confidential Information is destroyed, an authorized officer of the receiving Party shall certify to such destruction in writing.

ARTICLE X.
INDEMNIFICATION

Section 10.1.  Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party and the other Party’s Affiliates and respective Representatives, for any losses, including from any Third Party claims, arising from, relating to or resulting from such Party’s material breach of this Agreement. Each Party shall also indemnify, defend and hold harmless the other for losses arising from, relating to or resulting from any intellectual property infringement, violation or misappropriation relating to the other Party’s use of the intellectual property, software, technology or equipment provided or made available by such Party in each case pursuant to the terms of this Agreement.

ARTICLE XI.
LIMITATIONS OF LIABILITY; DISCLAIMER

Section 11.1.  Limitations of Liability.

(a)  WITHOUT LIMITING ANY RIGHTS OR REMEDIES AVAILABLE TO THE PARTIES PURSUANT TO THE MERGER AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OF ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, IN EACH CASE EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT.

(b)  EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THEIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT, NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT INCLUDING ARTICLE X SHALL EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY RECIPIENT TO PROVIDER PURSUANT TO THIS AGREEMENT.

Section 11.2.  Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY UNDERSTANDS AND AGREES THAT NO PARTY TO THIS AGREEMENT IS MAKING, AND HEREBY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE XII.

RESTRICTIVE COVENANTS

Section 12.1.  Restricted Period.

(a)  The “Provider Restricted Period” means the period commencing on the date hereof, and ending on the two (2) year anniversary of the date hereof.

(b)  The “Recipient Restricted Period” means the period commencing on the date hereof, and ending on the earlier of: (i) the two (2) year anniversary of the date hereof, and (ii) such time as Provider does not beneficially own at least 80% of Recipient’s common stock.

Section 12.2.  Non-competition; Non-solicitation. Provider during the Provider Restricted Period, and Recipient during the Recipient Restricted Period (as applicable, the “Restricted Period”) shall not, and shall cause its Subsidiaries (and in the case of Provider, ETI) not to, directly or indirectly:

(a)  anywhere in the exclusive geographic territory of the other Party (the “Restricted Territory”) render services or deliver products competitive with the business of the other Party, except (i) as the result of such Party acquiring a business or entity that engages in such competitive activities and such acquisition is consummated after the Effective Date; or (ii) pursuant to a prior agreement in writing between Provider or Recipient relating to the servicing of the same client; or

(b)  engage, hire, recruit, or solicit for employment, as a director, officer, manager, or employee the other Party or any of its Subsidiaries as of the date of the Effective Date or at any time during the Restricted Period (a “Restricted Person”), it being understood and agreed that such restriction shall not apply to (i) directors that may be appointed by Provider to the board of directors of Recipient or its Subsidiaries, and (ii) employees of Provider who also serve as officers of Recipient or its Subsidiaries; (iii) the continued employment of persons who are “shared individuals” described on Annex A; and (iv) general solicitations for employment not directed at any Restricted Person, but not the hiring of a Restricted Person as a result of such general solicitation.

For avoidance of doubt, the exclusive geographic territory of Recipient includes the continents of Europe and Africa (and all related island territories), as well as the countries of Bahrain, Cyprus, Kuwait, Lebanon, Israel (including the Palestinian territories), Iran, Iraq, Jordan, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen) and the exclusive geographic territory of Provider includes all territories that are not within the exclusive geographic territory of Recipient.

ARTICLE XIII.
FORCE MAJEURE

Section 13.1.  Force Majeure. If performance by a Party of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to any of the following circumstances or events beyond the reasonable control of such Party relying on such circumstance or event: riots, war, public disturbance, fire, explosion, storm, flood, acts of God, acts of terrorism (each, a “Force Majeure Event”), then (a) the Party shall give written notice to the other Party, (b) the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions, and (c) the affected Party shall be excused from its obligations to the extent it cannot reasonably limit the impact of such Force Majeure Event hereunder and during the period such Force Majeure Event continues, and no liability shall attach against it on account of such impact not reasonably subject to mitigation. The affected Party shall not be excused from performance if it fails to use reasonable diligence to mitigate and/or remedy the situation, and to limit and/or remove the cause and effect of the Force Majeure Event. Recipient shall be relieved of the obligation to pay any fees and other amounts for the provision of the Services obligations limited by such Force Majeure Event throughout the duration of such Force Majeure Event.

ARTICLE XIV.
MISCELLANEOUS

Section 14.1.  Notices. Any notice, request or other communication to be given hereunder shall be in writing and shall be delivered personally, sent by (a) registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery, with confirming email, or (b) via email with certification of receipt. Any such notice shall be deemed given when so delivered personally or emailed (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery, or by electronic transmission. Such notices shall be given to the following address or to such changed address as may have been fixed by notice hereunder; provided, however, that any notice of change of address shall be effective only upon receipt thereof.

to Provider:

c/o Exela Technologies
300 First Stamford Place, Second Floor West Stamford, CT 06902
E-mail:	legalnotices@exelatech.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue
New York, NY 10019
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.
Facsimile:	(212) 728-8111
E-mail:	mlefkort@willkie.com
sewen@willkie.com

to Recipient:

c/o Exela Technologies
300 First Stamford Place, Second Floor West Stamford, CT 06902
E-mail:	legalnotices@exelatech.com

with a copy (which shall not constitute notice to Recipient for the purposes of this Section 14.1) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue
New York, NY 10019
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.
Facsimile:	(212) 728-8111
E-mail:	mlefkort@willkie.com
sewen@willkie.com

Section 14.2.  Entire Agreement; No Modification. This Agreement together with the Master IP License Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and, except with respect to the Merger Agreement, supersedes all other prior agreements and understandings, both written and verbal, among the Parties with respect to the subject matter hereof. This Agreement shall not be amended or modified except by a writing signed by each of the Parties hereto.

Section 14.3.  Waiver of Breach. The waiver by a Party of a breach or violation by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any Party of the same or any other provision of this Agreement. No such waiver shall be effective unless in writing signed by the Party claimed to have made the waiver and delivered to the other Party.

Section 14.4.  Benefits of Parties; Assignment; No Third-Party Beneficiaries.

(a)  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns. No Party hereto may assign to another Person any of its rights or obligations hereunder without the prior written consent of the other Party hereto; provided, that, Recipient may assign its rights and obligations hereunder to an Affiliate of Recipient (provided further, that no such assignment shall relieve Recipient of its obligations hereunder).

(b)  No provision of this Agreement shall be for the direct or indirect benefit of any persons or entities except as provided in the preceding paragraph, and no provision of this Agreement shall be deemed to confer upon any other Third Party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon or be construed to confer upon any employee or such employee’s beneficiaries, dependents or legal representatives any rights or remedies (including any right to employment for any specified period with, or any right to any specific benefits or compensation from, any Party or its Affiliates of any nature or kind whatsoever).

Section 14.5.  Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 14.6. Relationship of the Parties/No Fiduciary Duties. The Parties shall perform all obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the Parties to this Agreement or any Affiliates or subsidiaries thereof, or to provide either Party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party.

Section 14.7.  Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

Section 14.8.  Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 14.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 14.8 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 14.8 before exercising any other right under this Agreement.

Section 14.9.  No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement or any other Transaction Document), may be made only against the Parties.  No Person who is not a Party, including any officer, employee, member, partner or manager signing this Agreement or any document delivered in connection herewith or therewith on behalf of any Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 14.10. Multiple Counterparts. This Agreement may be signed in any number of counterparts and by electronic means, which taken together shall constitute one and the same instrument. Delivery of an electronic counterpart shall be effective as manual delivery thereof.

Section 14.11. Unenforceability or Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any arbitrator or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

XBP EUROPE, INC.

By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

EXELA TECHNOLOGIES BPA, LLC

By:
Name:
Title:

[Signature Page to Termination of Services Agreement]

ANNEX A

SERVICES SCHEDULE

Hardware sales from US to EMEA
Legal Entity providing services to EMEA Companies:	BancTec, Inc.
Services provided:	Sale of various intelligent lockers.
Detail of Services Provided:

US sales of various intelligent lockers to EMEA for sales in the EMEA market.

Sales and maintenance of software relating to the abovementioned hardware.

NOTE: Spares replacements require engineer effort.

Number of FTEs:	Not applicable.
Number of FTEs providing services directly to EMEA Companies:	Not applicable.
Number of shared individuals:	Not applicable.
Costing method:

EMEA Companies receive 35% discount off of listed price and US records approximately 20% retained profit from sales to EMEA for hardware.

EMEA enjoys preferential pricing on spares - approximately 10% over cost. Freight, insurance and duty to deliver locker units and spare parts will be paid by the EMEA.Companies

OPERATIONS DELIVERY SERVICES
Legal Entity providing services to Recipient:	BancTec, Inc.
Subcontractor to the Legal Entity providing services:	Exela Technologies India Private Limited
Services provided:

Western European Region: Data Capture, Correction and Q&A of AP documents; Cheques; Vouchers (BBO) and other structured documents for the following customers:

AP Documents - Cegedim and Loxam on Captiva Platform;

Cheques – LCL, BP processing on e-Entry through a TSE

Vouchers – CRT on eFirst ticket level and 1st line correction.

Structured Forms – Bpost DDC/ Bpost MSO

Central European Region: Data capture services for AP documents for Radisson Shared Services Centre:

Northern Region: Data Capture, Verification of AP documents and Giro payments. Giro services for Swedish banks.

UK & Ireland: Data Capture; Verification of Cheque payments; Invoices Processing; University application processing

Detail of Services Provided:

Data capture - keying/verification of AP documents and Giro payments.

AP Documents – various clients handled in a stream lined system flow divided into separate queues and treated as equal.

Giro services for the big banks in NE. Bank payments from consumers with a few sets of fields.

Cheques for the banks in Europe. Bank payments from consumers are processed using Exela platforms

Call Centre service for telephone interviews with applicants to UK Universities

OPERATIONS DELIVERY SERVICES
Number of FTEs:	CE Region - 6 FTEs WE Region – 63 FTEs NE Region – 80 FTEs UK & Ireland Region – 23 FTEs Total: 172 FTEs
Number of FTEs providing services directly to Recipient:	CE Region - 6 FTEs WE Region – 63 FTEs NE Region – 75 - 80 FTEs UK Region – 23 FTEs Total: 172 FTEs
Number of shared individuals:	N/A
Cost invoiced to and incurred by Recipient YTD June 30th 2022	CE Region – around 21,000 USD WE Region – around 310,000 USD NE Region – around 83,000 USD UK Region – 44,880 USD
Costing method:	Cost + (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of Cost, or (y) with respect to all other Services an amount equal to eight percent (8%) of Cost

CHENNAI EMEA FPA SERVICES
Legal Entity providing services to Recipient:	SOURCEHOV India Private Limited.
Subcontractor to the Legal Entity providing services:	SOURCEHOV India Private Limited., Chennai Office
Services provided:	Financial Planning & Analysis
Detail of Services Provided:

1.  Revenue (Monthly)

a.  Flash compared to forecast at regional level

b.  Scrub Review - Actuals Scrub at Customer level by Line of Business with Ops leadership, Identification of Unbilled items, major variance items

c.  Follow-up with Finance & Billing team on unbilled revenue

d.  Walk showing Customer variance, MOM, Actuals vs forecast, budget & QOQ during quarter close

e.  BRP updation at customer and LOB level

f.  Actual revenue update at customer level into BRP tracker

2.  P&L: (Monthly)

a.  Flash with Variance at high level to management

b.  Actuals Scrub at Line of Business level - with Ops leadership, One off items / Reclass, Savings flow through & major variance reviewed

c.  Detailed P&L Walk showing variance MOM, Actuals vs forecast, budget & QOQ during quarter close

3.  Forecast (Monthly)

a.  Preparation of revenue and cost forecast templates at regional level & circulating to Operations team for inputs on a Monthly basis.

b.  Work with Regional operations teams in reviewing the forecast for upcoming months of the year. Both Revenue & Cost

c.  Forecast revenue update at customer level into BRP tracker

CHENNAI EMEA FPA SERVICES

4.  BPC Upload (Monthly)

a.  Updation of forecast in BPC for both revenue and cost based on inputs from Operations team

5.  Forecast Scrub (Monthly)

a.  Schedule meetings with regional operations representatives to review the rolling forecast based on regional IS and PC files from BPC

6.  OA Report (Monthly)

a.  Preparation of Operations Analytics report based on actuals provided by respective regional SPOCS and submitted to Corporate for reporting purpose

b.  Preparation of Operations Analytics report based on forecast provided by respective regional SPOCS and submitted to Corporate for reporting purpose

7.  PLM Report Preparation and Review (Monthly)

a.  Preparation of P&L at customer level per the inputs received from Operations at FTE level and also, based on actual P&L report

b.  PLM review with delivery head - Jason along with regional leadership and review of highlights showing MOM variance

8.  LMP Report Preparation and Review (Monthly)

a.  Preparation of LMP report based on reviewed PLM reports and share with Operations team for remarks

b.  Review with Operations team along with management on the remarks provided by Operations team on LMP customers

9.  Budgeting (Annually)

a.  Revenue, and Cost budget by cost center along with pipeline targets.

b.  Review and iterations with Operations and business leaders.

10.  Savings Tracker (Monthly)

a.  Validation of Savings flow through of completed savings initiatives.

b.  Reporting to management team on annual flow through and comparison with Budget.

11.  QUB Implementation

a.  Classification of UIN (unit level billable item) for each customer as recurring, one time, fixed, and obtaining volume level forecast from operations.

b.  Demo to operations on using QUB forecast module to modify and provide updated volume level forecast.

CHENNAI EMEA FPA SERVICES

12.  Cola Tracker

a.  Tracking of COLA increase for applicable customers and ensure COLA increase is passed on to customer on a timely manner.

b.  Ad-hoc COLA increases are also tracked separately.

13.  WFM Support

a.  Support WFM team from Forecast, PLM and Headcount perspectives for resource requirements.

14.  RFQ Vs Actuals

a.  Analysis of new won opportunities during Ramp.

15.  Closed Won Report

a.  Tracking actuals billing against all new revenue recorded in Sales force

b.  Provide analytics by Sales person, by region, by CRM by month, quarter, YoY, vs Manager commit, Billable trends etc,.

16.  Audit Related Queries and other requests

17.  Pricing

a.  Obtaining appropriate solutions, and operations inputs, creation of pricing model for all new opportunities in EMEA

b.  Conducting a deal review meeting with management team along with stress test and historical validations.

c.  Updating records in Beats.

18.  Labour Analytics (Monthly)

a.  Analysis of HCM inputs every month, and provide insights into HC trend by cost center and movements between month, and years.

19.  SLA Tracker (Monthly)

a.  Obtaining and traction of penalty (customer SLA) every month.

20.  Weekly management review

a.  Review of rolling revenue forecast on a weekly basis with EMEA management team and corporate personnel’s.

b.  Agenda could include items on demand from time to time.

CHENNAI EMEA FPA SERVICES
Number of FTEs:	7
Number of FTEs providing services directly to Recipient:	7
Number of shared individuals:	7
Cost invoiced to and incurred by Recipient YTD June 30th 2022	(Not available)
Costing method:	Cost + (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of Cost, or (y) with respect to all other Services an amount equal to eight percent (8%) of Cost

FINANCE AND ACCOUNTING
Legal Entity providing services to Recipient:	BancTec, Inc.
Subcontractor to the Legal Entity providing services:	Exela Technologies India Private Limited
Services provided:	Finance & Accounting
Detail of Services Provided:

1.  Controllership

a.  Supervision of personnel on a daily basis

b.  Hiring and performance management

c.  KPI measurement

d.  Overall responsibility for the delivery

e.  Compliance with deadlines set by Recipient financial team

f.  Timely communication of issues and open accounting matters

2.  Accounts Payable:

a.  Issuing purchase orders

b.  Recording invoices

c.  Processing payments

d.  AP research

e.  Vendor correspondence and dispute resolution management

3.  Accounts Receivable

a.  Invoice issuance

b.  Cash application

c.  Customer correspondence and follow up is specifically excluded (responsibility of Belgrade office)

4.  GL maintenance

a.  Trial balance account creation/editing/deletion

b.  Trial balance mapping to BPC as needed

c.  Reconciliations to subledger as applicable

d.  Recording of journal entries for each area listed here

5.  SAPByD

a.  System maintenance and upkeep

b.  Timely escalation of issues/downtime as applicable

FINANCE AND ACCOUNTING

6.  Bank reconciliations

a.  Monthly bank reconciliation preparation

b.  Match the deposits in the business records with those in the bank statement

c.  Adjust the balance on the bank statements to the corrected balance.

d.  Adjust the cash balances in the business account by adding interest or deducting monthly charges and overdraft fees.

e.  Identify fraudulent transactions and theft

7.  Local GAAP audit

a.  Participation and support in connection with local/statutory audit activities

8.  U.S. GAAP audit

a.  Participation and support in connection with U.S. GAAP audit and quarterly reviews performed by the external accounting firm

b.  SOX compliance audits including business controls and IT general controls

9.  VAT

a.  Preparation of monthly reconciliations for all countries where VAT is applicable

b.  Processing filings and related returns

10.  Treasury Services

a.  Preparation of 13-week cash forecast

b.  Other ad-hoc treasury services as requested by the Recipient leadership team

Number of FTEs:	53 FTEs
Number of FTEs providing services directly to Recipient:	38 FTEs
Number of shared individuals:	43 individuals, 15 FTEs
Cost invoiced to and incurred by Recipient YTD June 30th 2022	$964,482
Costing method:	Cost + (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of Cost, or (y) with respect to all other Services an amount equal to eight percent (8%) of Cost

OTHER SERVICES
Legal Entity providing services to Recipient:	BancTec, Inc. (Finance and Accounting) SourceCorp Management, Inc. (Corporate Income Tax) BancTec TPS India Pvt. Ltd. (Treasury) BancTec TPS India Pvt. Ltd. (HR) SourceCorp Management, Inc. (IT)
Subcontractor to the Legal Entity providing services:	n/a
Services provided:	Various - see below
Detail of Services Provided:

1.  Finance & Accounting Directors (0.4 FTEs)

a.  Manual upload of entities’ trial balances into BPC that are not in ByD

b.  Perform intra-EMEA eliminations on a monthly basis

c.  Ensure that foreign currency is correctly computed in BPC and is correctly reflected in the monthly financial statements

d.  Track, ensure completeness and accuracy and record in BPC any related party transactions between EMEA and non-EMEA entities

e.  Run ad-hoc reports in BPC as needed

2.  Corporate Income Tax (0.2 FTEs)

a.  Quarterly income tax provision calculation

b.  Annual deferred income tax calculation

c.  Establishment and quarterly evaluation of FIN 48 reserves

d.  Tracking of the inventory of tax attributes, application to taxable income and quarterly revaluation including setting up on the valuation allowance, as needed

e.  Participation in the annual audit of EMEA entities and quarterly reviews

f.  Engage and monitor EY tax advisors as needed

OTHER SERVICES

3.  Treasury Services (1.5 FTEs)

a.  Liquidity management services, including forecasting of cash needs and cash receipts on a weekly basis

b.  Weekly reports to management including bank account balances and forecast vs. actual for cash flows and outflows

4.  Human Resources (2.2 FTEs)

a.  Supervision of the recruiting function

b.  Recruiting and talent management, including drafting job descriptions, devising recruiting strategy, screening and shortlisting candidates, interview process and employee onboarding

5.  Technology Related (0.3 FTEs)

a.  Provide consultation services on an ad-hoc basis (Global CTO Office)

b.  Design and implement security systems, set and maintain security standards

c.  Monitor computer networks for security issues

d.  Investigated breaches and cybersecurity threats

e.  Screen for and address vulnerabilities

f.  Research security enhancements and make recommendations to management

g.  Monitor and evaluate efficiency of the IT infrastructure

Number of FTEs:	4.5 FTEs
Number of FTEs providing services directly to Recipient:	3 FTEs
Number of shared individuals:	7 individuals
Cost invoiced to and incurred by Recipient YTD June 30th 2022	None
Costing method:	Cost + (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of Cost, or (y) with respect to all other Services an amount equal to eight percent (8%) of Cost

LOCCS; HCM; P2P License Related Costs

PRODUCT	PARAMETERS	COSTS[1]	QNTY	TOTAL	REMARKS
HCM - Employee Records	Prod + Dedicated DR Setup - Infra on Azure Cloud	£58,664.40	1	£58,664.40	Annual charges for hosting on Azure cloud in UK
HCM - Applicant Tracking	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Organization Charts	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Assessments	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Background Verification	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Learning and Development	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Collaborative Workflow Management	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Travel and Expense Management	Prod + Dedicated DR Setup - Infra on Azure Cloud
HCM - Member Enrollment	Prod + Dedicated DR Setup - Infra on Azure Cloud

[1]	All prices to stay the same upon renewal subject to the following. All prices shall be no higher than lowest price offered to customers for the same services, but subject to increase to reflect actual changes in cost of delivery.

PRODUCT	PARAMETERS	COSTS[1]	QNTY	TOTAL	REMARKS
P2P	Support	£791.27	1	£9,495.24
LOCCS License Cost	5 Year License payable one time if renewed on 12/1/24	£80,000.00	2	£160,000.00	Expires 11/30/24; to be renewed 12/1/24 for additional 5 year term
HCM License Cost	5 Year License payable one time if renewed on 12/1/24	£175,000.00	3	£525,000.00	Expires 11/30/24; to be renewed 12/1/24 for additional 5 year term
P2P License cost	5 Year License payable one time if renewed on 12/1/24	£300,000.00	1	£300,000.00	Expires 11/30/24; to be renewed 12/1/24 for additional 5 year term